Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159918, 333-143529, 333-130651, 333-125426, 333-66594, 333-75762, 333-76938 and 333-109446 on Forms S-8 and Registration Statement Nos. 333-207870 and 333-172608 on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Bunge Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2016